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Exhibit 10.18

LNG SALES AGREEMENT

THIS LNG SALES AGREEMENT ("Sales Agreement") is made and entered into this 23rd day of May 2003 by and between WILLIAMS GAS PROCESSING COMPANY ("Williams") and Clean Energy Fuels Corp. ("Clean Energy").

RECITALS

  A.
  Clean Energy desires to purchase Liquefied Natural Gas ("LNG") from Williams, and

  B.
  Williams desires to sell LNG to Clean Energy.

      NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

ARTICLE I—FEES

        1.1    Commodity Fee.    The Commodity Fee will be the [***] as shown in the first publication of the month of product delivery as reported in the Inside FERC Gas Market Report published by The McGraw-Hill Companies, Inc. plus [***]. The Commodity Fee will be stated in U.S. dollars per Million Btu ("MMBtu"). The Commodity Fee will be applied to the MMBtu equivalent of all delivered gallons.

        1.2    Liquefication Fee.    Clean Energy shall pay Williams a Liquefication Fee of [***]. By [***] Clean Energy shall prepay the Liquefication Fee in the amount of [***].

        1.3    Conditioning Fee.    Clean Energy shall pay Williams a Conditioning Fee to take Delivery with a Warm Truck. This fee shall be based on [***].

In no event shall the Conditioning Fee exceed [***].

ARTICLE II—SERVICE OBLIGATIONS

        Williams and Clean Energy have agreed to firm service. Williams will be obligated to sell to Clean Energy, and Clean Energy will be obligated to purchase from Williams the number of loads agreed to for the delivery month. Williams will make available and Clean Energy shall purchase a minimum quantity of LNG of [***]. If additional loads are produced and made available in excess of [***], then Clean Energy shall purchase the additional loads at [***].

        In the event Negative Ethane Margins exist and Williams decides not to recover ethane for its own account, Williams shall give Clean Energy [***] notice that Williams will stop producing LNG. The subsequent prepayment shall be decreased by [***]. The total prepayment decrease for Clean Energy shall not exceed [***]. If Clean Energy is unable to find a secondary LNG supply source, Clean Energy has the right to request Williams to supply LNG to Clean Energy. In the event Williams supplies LNG and Negative Ethane Margins exist, the financial impact to Williams shall be deducted from any prepayment decrease due Clean Energy and any amount in excess of [***] will be paid by Clean Energy to Williams.

        In the event that an unplanned outage during Clean Energy's loading window prevents Clean Energy from loading confirmed loads during the month, Williams and Clean Energy will work in good faith to mutually agree to reschedule an alternate date for Clean Energy to make up lost loads.

        In the event that Williams makes available the appropriate loading rack time and Clean Energy fails to pull the confirmed loads during the month ("Deficient Month"), Williams will invoice Clean Energy for the deficient loads. The monthly deficiency payment will be calculated as follows: [***]

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Confidential portions of this document have been redacted and filed separately with the Commission.

ARTICLE III—TERM

        3.1    Term.    The LNG Sales Agreement shall be in force and effect commencing on July 1, 2003 and shall continue through June 30, 2008. Each consecutive year following the first year of the LNG Sales Agreement, either party may terminate the LNG Sales Agreement by giving written notice on or before June 1 preceding the commencement of a new Contract Year.

ARTICLE IV—PLANT

        4.1    Plant Description.    The Plant for all purposes herein shall be Williams' Ignacio, Colorado Plant:

    Williams Gas Processing Company
    3746 County Road 307
    Durango, CO 81301
    Attention: Plant Manager (MD IGN)
    Facsimile Number: (970) 385-3891

        4.2    Time Periods for Delivery.    Williams will schedule Clean Energy's loads into periods (Colorado local time) on the LNG load schedule during which Clean Energy shall take each Delivery. Williams shall have the right to change these time periods from time to time, without having provided Clean Energy prior written notice. [***]

ARTICLE V—QUALITY

        LNG produced at the Plant shall contain no more than [***]. Gas quality reports will be provided to Clean Energy on a bi-monthly basis.

ARTICLE VI—STANDARD TERMS AND CONDITIONS

        This LNG Sales Agreement in all respects shall be subject to the Standard Terms and Conditions, which are attached hereto as Exhibit "A" and incorporated and made part of this Sales Agreement by this reference.

        IN WITNESS WHEREOF, the parties hereto have executed two (2) duplicate original copies of this Sales Agreement as of the date and year first written above.

CLEAN ENERGY FUELS CORP.		WILLIAMS GAS PROCESSING COMPANY
By:	/s/ JAMES N. HARGER	By:	/s/ J. DAVID KEYLOR
Name:	James N. Harger	Name:	J. David Keylor
Title:	Senior Vice President	Title:	Director

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Confidential portions of this document have been redacted and filed separately with the Commission.

EXHIBIT "A"
TO THE LNG SALES AGREEMENT
DATED May 23, 2003
BETWEEN
WILLIAMS GAS PROCESSING COMPANY
And
CLEAN ENERGY FUEL CORP.

STANDARD TERMS AND CONDITIONS

INDEX

Section	Title	Page
A-1	DEFINITIONS	5
A-2	DELIVERY OF LNG	6
A-3	OPERATING PROVISIONS	8
A-4	BILLING AND PAYMENT	8
A-5	LIABILITY AND WARRANTIES	9
A-6	NOTICE	10
A-7	TAXES	11
A-8	MISCELLANEOUS	12

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Confidential portions of this document have been redacted and filed separately with the Commission.

SECTION A.1—DEFINITIONS

        Section A.1.1    "Btu" shall have the same meaning as defined in the American Gas Association Report No. 3 as revised from time to time.

        Section A.1.2    "Business Day" shall mean a Day, exclusive of a Saturday, Sunday, or a holiday observed by WILLIAMS.

        Section A.1.3    "Commodity Fee" shall mean the fee Clean Energy shall pay WILLIAMS for the purchase of LNG under this Sales Agreement.

        Section A.1.4    "Conditioning Fee" shall mean the fee that Clean Energy shall pay to take Delivery with a Warm Truck under this Sales Agreement.

        Section A.1.5    "Contract Year" shall mean each consecutive twelve (12) month period beginning with the Effective Date hereof or, if the Effective Date is not the first day of a month, then with the first day of the Month following the Effective Date.

        Section A.1.6    "Day" shall mean a period of twenty-four (24) consecutive hours beginning at 7:00 AM Mountain Time on any calendar day and ending at 7:00 AM on the following calendar day.

        Section A.1.7    "Deliver" or "Delivery" shall mean the loading of LNG into a Truck, which shall be deemed to occur as that amount of LNG shall pass into a Truck.

        Section A.1.8    "Delivered" shall mean LNG that has been loaded into a Truck which shall be deemed to occur as that amount of LNG shall pass into a Truck.

        Section A.1.9    "Delivery Point" shall mean the Truck loading facility at the Plant.

        Section A.1.10    "Delivery Quantity" shall mean the desired quantity of LNG to be delivered at a certain date and time as set forth in the LNG Sales Notice.

        Section A.1.11    "Demurrage" shall mean the Truck operator's applicable and customary charges for detaining a Truck beyond the time allowed for Delivery.

        Section A.1.12    "Effective Date" shall mean the date first written above,

        Section A.1.13    "Firm Service" shall mean those contracts under which a Clean Energy is obligated to purchase LNG in a certain amount and for a certain time and WILLIAMS is obligated to provide such LNG for such amount and time, subject only to Force Majeure and Normal and Routine Maintenance.

        Section A.1.14    "Gallon" shall be equal to 3.55 pounds and 0.082617 MMBtu.

        Section A.1.15    "Gross Heating Value" shall mean the calculated total Btu content of a standard cubic foot of natural gas on a dry basis as determined by chromatographic analysis of a sample of LNG using physical properties of gases at 14.73 psia and 60 degrees Fahrenheit in the manner then prescribed by the American Gas Association.

        Section A.1.16    "LNG" shall mean any liquefied natural gas produced at the Plant.

        Section A.1.17    "Month" shall mean a calendar month.

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        Section A.1.18    "Negative Ethane Margin" shall mean the [***]

        Section A.1.19    "Normal and Routine Maintenance" shall mean such maintenance, tests, Alterations, modifications, enlargements, and repairs of the Plant as would normally be performed by a prudent operator.

        Section A.1.20    "Person" shall mean any natural person, corporation, partnership, joint venture, association, cooperative, or other entity.

        Section A.1.21    "Pound" shall mean the unit of weight of one (1) United States pound.

  Section A.1.22 "Primary Term" shall mean the term set forth in Article III.

        Section A.1.23    "Receipt Point" shall mean the inlet to the Plant.

        Section A.1.24    "Tax" shall mean any sales or excise taxes, fees, charges, or other assessment(s) (and any penalties and interest thereon) levied by any authority having jurisdiction, which shall be applicable to the sale of LNG, WILLIAMS' services, or any transactions contemplated hereunder (including, but not limited to, the production, Delivery, sale, and use and/or consumption of LNG, or the privilege of doing the same), as such Taxes shall exist or may in the future be constituted.

        Section A.1.25    "Truck" shall mean a cryogenic transport truck operated by a carrier of LNG as approved by the U.S. Department of Transportation or its successor.

        Section A.1.26    "Vapor" shall mean all gaseous substances resulting from boil-off of LNG formed in the Plant and/or in the Truck during Delivery, excepting any Vapor, which shall remain in the Truck after Delivery.

        Section A.1.27    "Warm Truck" shall mean a Truck which arrives at the Delivery Point with its LNG storage tank (s) at a pressure greater than [***] and a temperature greater than [***].

SECTION A.2—DELIVERY OF LNG

        Section A.2.1    Delivery of LNG. No less than five (5) Business Days prior to the beginning of any Month, Clean Energy shall provide WILLIAMS with a request for that Month's Deliveries. Clean Energy shall provide WILLIAMS with a request for each Month, even if Clean Energy does not desire Delivery in a Month.

        WILLIAMS will furnish Clean Energy a LNG load schedule for each Month no less than three Business Days in advance of the start of each Month.

        Clean Energy may request a change to the LNG Load Schedule by providing WILLIAMS with a revised LNG sales notice no less than seventy-two (72) Business Hours advance of any proposed change from the previously published LNG Load Schedule.

        Clean Energy acknowledges WILLIAMS shall endeavor, but shall not be obligated to schedule a delivery on the date and during the time period requested, or to agree to any requested change, WILLIAMS shall be deemed to have rejected any requested change to the LNG Load Schedule if WILLIAMS does not provide Clean Energy notice of acceptance with twenty-four (24) hour of WILLIAMS receipt of requested change. If WILLIAMS accept a requested change, WILLIAMS shall have the Delivery Quantities of LNG ready on the date(s) and during the time period (s) set forth in the Revised LNG Load Schedule and Clean Energy shall have an obligation to purchase and take Delivery of such LNG.

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        In the event WILLIAMS does reject a requested change, WILLIAMS and Clean Energy shall schedule alternative date(s) and time(s) such Delivery (ies) may be made.

        Clean Energy shall begin taking Delivery during the time period set forth in the LNG Load Schedule. Clean Energy shall not begin taking Delivery prior to, or later than the time period set forth in the LNG Load Schedule, unless WILLIAMS determines that it can accommodate such Delivery. If Clean Energy has not begun taking Delivery during the time period set forth, Clean Energy shall either (a) wait until WILLIAMS determines that it can accommodate such Delivery, or (b) reschedule such Delivery by providing another request. Clean Energy shall complete all Deliveries in a timely manner.

        Section A.2.2    Delivery Into a Warm Truck. Clean Energy shall use its good faith efforts to bring each Truck to the Delivery Point with the pressure and temperature inside its LNG storage tank(s) not greater than [***] and [***]. When Clean Energy desires to take Delivery of LNG with a Warm Truck, Clean Energy shall contact WILLIAMS to agree on a date and time when Clean Energy shall take such Delivery. In the event that Clean Energy arrives at the Delivery Point to take Delivery of LNG with a Warm Truck without WILLIAMS having agreed on a date and time for such Delivery, WILLIAMS will arrange Delivery as soon as WILLIAMS determines that it can accommodate such Delivery. WILLIAMS shall require Clean Energy to pay WILLIAMS the Conditioning Fee set forth in this agreement to take Delivery with a Warm Truck. WILLIAMS shall not be liable for any damage that may occur as a result of the Delivery of LNG into a Warm Truck.

        Section A.2.3    Component Analysis. WILLIAMS shall perform a component analysis and shall determine the Gross heating Value and the composition of the LNG in a manner that shall accurately represent the quality of the LNG Delivered, as determined by WILLIAMS. The results of this analysis shall be included with the bill of lading provided to the Truck operator(s) at the time of Delivery.

        Section A.2.4    Personal Protective Equipment. Clean Energy shall ensure that, prior to taking Delivery, all Truck operator(s), and if necessary, WILLIAMS shall have been provided appropriate personal protective equipment, including, but not limited to, flame retardant clothing fully covering the arms, legs and torso, sturdy leather work shoes (not athletic type), apron, hard hat, gloves, splash-proof safety goggles, and facial shield. Clean Energy shall ensure that, while inside the Plant, including the Delivery point area, the Truck operator(s) shall at all times, wear such personal protective equipment. While WILLIAMS reserves the fight to deny Delivery to any Person observed not using all appropriate personal protective equipment, WILLIAMS has no obligation to observe or ensure that all appropriate personal protective equipment is used.

        Section A.2.5    Training. Clean Energy shall ensure that all Truck operator(s) have received instruction in WILLIAMS' then effective Track loading procedures prior to taking Delivery of LNG at a Plant. Clean Energy shall provide no less than one (1) Business Day notice of the arrival of any Truck operator(s) that shall require such instruction. Plant personnel shall endeavor to provide instruction in a timely manner upon arrival of the Truck. Pursuant to Clean Energy's obligations under Section A.5.7 herein, Clean Energy will provide extensive training to the Truck operator(s) regarding the hazards of handling LNG and the precautions to take to safely load LNG. Clean Energy shall ensure that while inside the Plant, including the LNG Delivery Point area, the Truck operator(s) shall at all times act in compliance with such training and precautions. While WILLIAMS reserves the right to deny Delivery to any Person not using the Track loading facilities in the proper manner, WILLIAMS has no obligation to observe that the Truck loading facilities are being used in the proper manner.

        Section A.2.6    Arrangements for Taking Delivery. It shall be Clean Energy's obligation to make any required arrangements, at Clean Energy's sole expense, with a carrier of LNG approved by the U.S. Department of Transportation or its successor. Such carrier shall act as Clean Energy's agent to take Delivery at the Delivery Point. Clean Energy shall be obligated to require that such carrier shall in all such arrangements maintain dispatching and operating coordination with WILLIAMS, to provide WILLIAMS access to appropriate information and records, and to comply at all times with the applicable provisions of this Sales Agreement.

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SECTION A.3—OPERATING PROVISIONS

        Section A.3.1    Vapor. Except as set forth in Section A.2.2, WILLIAMS shall retain and dispose of all Vapor at its sole cost and expense.

        Section A.3.2    Operational Control. WILLIAMS and Clean Energy acknowledge and agree this Sales Agreement is subject to the availability of the Plant and that WILLIAMS has full operational control of its Plant and is at all times entitled to schedule Deliveries and to operate its facilities in a manner which, in its sole opinion, is consistent with WILLIAMS' obligations and the operating conditions, inclusive of Normal and Routine Maintenance, as they may exist from time to time at the Plant, or which will allow it to optimize the use of such facilities.

SECTION A.4—BILLING AND PAYMENT

        Section A.4.1    Invoice by WILLIAMS. WILLIAMS shall provide Clean Energy an invoice of fees owed for services performed and/or LNG Delivered in conjunction with each Delivery. The number of MMBTU of LNG Delivered and the date the invoice was issued shall be set forth on this invoice. The number of Pounds of LNG Delivered shall be calculated by subtracting the Truck tared weight measured in Pounds from the Truck net gross weight measured in Pounds. Truck tared weight and net gross weight measurements shall be made using the Truck scale at the Delivery point.

        Section A.4.2    Payment by Clean Energy. No more than fifteen (15) Days after the date of issue of each invoice, as set forth in Section A.4.1 above, Clean Energy shall make payment to WILLIAMS for all amounts due hereunder as set forth on such invoice by wire transfer of immediate available funds to the First Bank of Chicago (Bank One) located in Chicago, Illinois c/o Williams Field Services Company, [***], or such other bank and account as WILLIAMS shall name from time to time.

        Section A.4.3    Failure to Pay Statement. Should Clean Energy fail to pay all of the amount of any invoice, as set forth in Section A.4.2 above, except as provided in Section A.4.4 below, WILLIAMS shall have the right to (a) require payment in cash in advance of each Delivery, or (b) withhold and set off payment of any amounts of monies due or owing by WILLIAMS to Clean Energy, whether in conjunction with this Sales Agreement or otherwise, against any and all amounts due or owing by Clean Energy to WILLIAMS under this Sales Agreement, or (c) suspend or discontinue services until such amount is paid, or (d) terminate this Sales Agreement. The exercise by WILLIAMS of any of these options shall not preclude WILLIAMS from pursuing any other available remedy in equity or at law. Clean Energy agrees to pay all costs, including but not limited to reasonable attorney's fees, court costs, and disbursements incurred by WILLIAMS, whether in any suit, action, or appeal therefrom, or without suit, in connection with collection of any amounts due hereunder.

        Section A.4.4    Disputed Invoices. In the event that Clean Energy in good faith reasonably disputes any statement, Clean Energy shall not be obligated to pay such amount when otherwise due, provided Clean Energy shall pay to WILLIAMS any undisputed amount and shall notify WILLIAMS that it disputes the other amounts within the time period for payment set out in Section A.4.3; and provided further, Clean Energy shall provide WILLIAMS with documentation demonstrating the basis for the dispute within sixty (60) days after providing WILLIAMS with such notice. In the event the dispute is resolved in WILLIAMS favor, Clean Energy shall pay the disputed amount plus interest from the original due date at a rate equal to the prime rate as set forth in The Wall Street Journal plus two percent (2%), provided in no event will the interest rate exceed the maximum lawful rate.

        Section A.4.5    Credit. Clean Energy shall establish and maintain credit, including any letters of credit in amount and form satisfactory to WILLIAMS, in its sole discretion, during the term of this Service Agreement. If Clean Energy fails to maintain satisfactory credit, WILLIAMS shall have the right to suspend Delivery of LNG until satisfactory credit is reestablished.

        Section A.4.6    Adjustments. No adjustment for any billing or payment shall be made after the lapse of twenty-four (24) Months from the rendition thereof, unless litigation has been commenced related thereto prior to such lapse.

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SECTION A.5—LIABILITY AND WARRANTIES

        Section A.5.1    Clean Energy's Liability for Possession and Control of LNG. As between Clean Energy and WILLIAMS hereto, Clean Energy shall be deemed to be in control and possession of any LNG upon Delivery at the Delivery Point, and will be fully responsible and liable for any and all LNG loss, damages, claims, actions, expenses and liabilities, including reasonable attorney's fees caused or resulting from Clean Energy's operation of its facilities, the equipment, facilities, loading, transportation, or Clean Energy's purchase, sale, distribution, or handling of said LNG while in its control and possession, and/or alter any subsequent resale.

        Except as set forth in Section A.5.3, Clean Energy agrees to indemnify and hold WILLIAMS, its subsidiaries and/or affiliates, and its directors, officers, employees, and agents free and harmless with respect to this Section A.5.1.

        Section A.5.2    WILLIAMS Liability for possession and Control of Feedstock Gas and/or LNG. As between WILLIAMS and Clean Energy hereto, WILLIAMS shall be in control and possession of any Feedstock Gas and/or LNG from and after the time such Feedstock Gas is received at the Receipt Point and until the LNG is Delivered at the Delivery Point, and will be fully responsible and liable for any and all Feedstock Gas and/or LNG loss, damages, claims, actions, expenses and liabilities, including reasonable attorney's fees caused or resulting from LNG while in its control and possession.

        Except as set forth in Section A.5.3 WILLIAMS agrees to indemnify and hold Clean Energy, its subsidiaries and/or affiliates and their directors, officers, employees, and agents free and harmless with respect to this Section A.5.2.

        Section A.5.3    Limitation of Liability. Except when necessary to provide indemnity against a third party claim under Section A.5.1, A.5.2, A.5.4, or A.5.7, neither party shall be liable to the other for incidental consequential, special, direct, punitive, or exemplary damages.

        Section A.5.4    Warranty of Title. WILLIAMS warrants that it will, at the time of Delivery of LNG hereunder, have the right to Deliver said LNG free and clear of all liens, encumbrances, and claims whatsoever. Except as set forth in Section A.5.3, WILLIAMS shall indemnify, save, and hold Clean Energy, its subsidiaries and/or affiliates, and their directors. officers, employees, and agents, free and harmless from all suits, actions, debts, accounts, damages, costs, losses, and expenses, including reasonable attorney's fees, arising from or out of a breach of the warranty contained in this Section A.5.4.

        Section A.5.5    Limited Warranty. WILLIAMS warrants that the LNG Delivered hereunder shall meet the quality specifications set forth in the applicable Sales Order at the time of Delivery. ABSOLUTELY NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTIABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, ARE MADE. UNDER NO CIRCUMSTANCES SHALL WILLIAMS, ITS OFFICERS, AGENTS, EMPLOYEES, PRINCIPALS OR PARENT BE LIABLE FOR ANY DAMAGE TO ANY EQUIPMENT WHICH SHALL BE OPERATED USING THE LNG PROVIDED HEREUNDER. THE LIABILITY OF WILLIAMS FOR ANY BREACH OF THIS SECTION A.5.5 SHALL BE LIMITED TO THE REPLACEMENT VALUE OF ANY LNG AND SUCH REASONABLE AND CUSTOMARY TRUCK TRANSPORT COSTS, AS MAY BE INVOLVED IN A DISPUTE. IN NO INSTANCE SHALL THE TOTAL OF ALL SUCH AMOUNTS EXCEED $10,000 PER DELIVERY. THE PARTIES SHALL ENDEAVOR TO MITIGATE DAMAGES HEREUNDER.

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        Section A.5.6    Rejection and Notice of Breach. Clean Energy shall have twenty-four (24) hours after Delivery of the LNG to inspect and/or reject such Delivery. If Clean Energy does not reject Delivery of the LNG with twenty-four (24) hours after Delivery, Clean Energy shall deemed to have irrevocably accepted such LNG. If the LNG is rejected, notice by facsimile must be made within twenty-four (24) hours after Delivery, followed by written confirmation sent by certified mail. The notice of breach must specify the facts constituting the alleged breach of warranty or other basis for claim.

        Section A.5.7    Clean Energy's Knowledge of Product, Odorization, and Indemnity. Clean Energy HEREBY EXPRESSLY REPRESENTS THAT Clean Energy IS FAMILIAR WITH THE PROPERTIES OF LNG AND NATURAL GAS, AND Clean Energy AGREES TO INFORM Clean Energy'S CUSTOMERS, AGENTS, EMPLOYEES, AND/OR PURCHASER(S) OF THE SAME. THE LNG PROVIDED HEREUNDER WILL NOT BE STENCHED AND/OR ODORIZED BY WILLIAMS AND Clean Energy CERTIFIES, REPRESENTS AND WARRANTS THAT ODORIZATION IS NOT REQUIRED FOR DELIVERY OF LNG TO Clean Energy UNDER THIS SALES AGREEMENT. Clean Energy SHALL BE RESPONSIBLE FOR ODORlZlNG THE LNG AFTER DELIVERY IN ORDER TO COMPLY WITH ANY ODOR STANDARDS CONTAINED IN APPLICABLE REGULATIONS. AS SET FORTH ABOVE, Clean Energy SHALL BE DEEMED TO BE IN EXCLUSIVE POSSESSION AND CONTROL OF THE LNG ONCE Clean Energy HAS TAKEN DELIVERY AND Clean Energy ASSUMES ALL RESPONSIBILITY FOR SAFE HANDLING OF THE LNG PROVIDED HEREUNDER FROM THE TIME OF SAID DELIVERY. Clean Energy SHALL FULLY PROTECT, INDEMNIFY, AND DEFEND WILLIAMS, AND ITS OFFICERS, AGENTS, EMPLOYEES, PRINCIPALS, INSURERS AND PARENT, AND HOLD IT HARMLESS FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, DEMANDS, SUITS, CAUSES OF ACTION AND LIABILITIES (INCLUDING ALL REASONABLE ATTORNEY FEES AND EXPENSES INCURRED BY OR IMPOSED UPON ARISING, DIRECTLY OR INDIRECTLY, FROM Clean Energy'S FAILURE TO PROPERLY ODORIZE AND/OR TO EITHER MONITOR OR MAINTAIN ODORIZATION AT OR ABOVE APPLICABLE ODOR STANDARDS OR SO NOTIFY Clean Energy'S CUSTOMERS, AGENTS, AND/OR EMPLOYEES.

SECTION A.6—NOTICE

        Section A.6.1    Notice, Unless herein provided to the contrary, any notice called for in this Sales Agreement shall be in writing and shall be considered as having been given if delivered personally, by mail, by facsimile transmission, or by express courier, postage prepaid, by either party to the other at the appropriate address given below. Routine communications, including monthly statements, shall be considered as duly delivered when mailed by ordinary mail.

        Section A.6.2    Notice to WILLIAMS. Unless changed in writing by WILLIAMS, the addresses and facsimile numbers for notice are as set forth below.

          (a)   Notice of Delivery with a Warm Truck, notice of arrival of Transport Operator(s) requiring instruction, and notice of rejection and breach under Section A.5.6:

    Williams Gas Processing Company
    3746 County Road 307
    Durango, CO 81301
    Attention: Plant Manager (MD IGN)
    Facsimile Number: (970) 385-3891

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          (b)   For notice:regarding payments:

    Williams Energy Services
    c/o Williams Midstream
    One Williams Center
    P.O. Box 3102
    Tulsa, OK 74172
    Attention: Matt Daniel
    Facsimile Number: (918) 573-9398

          (c)   For notice regarding statements:

    Williams Energy Services
    c/o Williams Midstream
    P.O. Box 3102
    Tulsa, OK 74172
    Attention: Matt Daniel
    Facsimile Number: (918) 573-9398

          (d)   For notice of termination and all other notices:

    Williams Gas Processing
    One Williams Center
    P.O. Box 3102
    Tulsa, OK 74172
    Attention: Director, Gas & Commodity Management
    Facsimile Number (918) 573-9949

        Section A.6.3    Notice to Clean Energy. Unless changed in writing by Clean Energy, the address and facsimile numbers for notice are as set forth below:

    Clean Energy Inc.
    3020 Old Ranch Parkway
    Suite 200
    Seal Beach, CA 90740

    Attn: Mr. Alan P. Basham
    Phone: (562) 493-2804
    Fax: (562) 493-4532

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SECTION A.7—TAXES

        No fee set forth in this Sales Agreement or in any applicable Sales order shall be deemed to include any Tax. Clean Energy shall bear sole responsibility and liability for payment of any Tax. If WILLIAMS is required to pay any Tax, Clean Energy shall reimburse WILLIAMS for same, in addition to the other fees and charges provided for hereto. Where applicable, WILLIAMS agrees to take receipt of such Tax and process same with the appropriate authority. Clean Energy shall be required to provide WILLIAMS with proof, satisfactory to the appropriate Tax authority, of any and all Tax exemptions Clean Energy may claim, Clean Energy shall provide WILLIAMS with all records and information, satisfactory to the appropriate Tax authority, regarding Clean Energy's disposition of all LNG Delivered hereunder.

SECTION A.8—MISCELLANEOUS

        Section A.8.1    Waiver. A waiver by either party of any one or more defaults by the other party hereunder shall not operate as a waiver of any future default or defaults, whether of a like or of a different character.

        Section A.8.2    Governing Law. This Sales Agreement shall be interpreted, construed, and governed by the laws of the state of Oklahoma, without reference to choice of law principles thereof.

        Section A.8.3    Counterparts. This Sales Agreement may be executed m any number of counterparts, each of which when so executed and delivered shall bean original, and such counterparts together shall constitute an instrument.

        Section A.8.4    Assignment. Either party may assign or otherwise convey any of its rights, titles, or interests under this Sales Agreement to an affiliate of such part without prior approval, but with notice to the other party. Either party may assign or otherwise convey any of its rights, titles or interests to any third party provided it has obtained the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

        Section A.8.5    Severability. Should any section, paragraph, subparagraph, or other portion of this Sales Agreement be found invalid or be required to be modified by a court or government agency having jurisdiction, then only that portion of this Sales Agreement shall be invalid or modified.

        The remainder of this Sales Agreement which is still valid and unaffected shall remain in force. If the absence of the part that is held to be invalid, illegal, or unenforceable, or modification of the part to be modified, substantially deprives a party of the economic benefit of this Sales Agreement, the parties shall negotiate reasonable and valid provisions to restore the economic benefit to the party deprived or to balance the parties' obligations consistent with the intent reflected in this Sales Agreement. If the parties are unable to do so, either party may terminate this Sales Agreement by giving the other party notice of termination not later than sixty (60) Days after the effective date of the order, rule, or regulation so affecting this Sales Agreement. WILLIAMS shall also have the right to terminate this Sales Agreement as provided above in the event either the services performed by WILLIAMS, or facilities utilized by WILLIAMS become subject to regulation which substantially deprives WILLIAMS of the economic benefit of this Sales Agreement.

        Section A.8.6    Force Majeure. Neither WILLIAMS nor Clean Energy shall be liable to the other for failure, whether in whole or in part to perform or comply with any obligation or condition of this Sales Agreement caused by any event, occurrence or action not reasonably within the control of the party claiming relief hereunder and which by the exercise of due diligence such party is unable to prevent or overcome, including without limitation blockades; embargoes; insurrections; riots; epidemics; flood; washouts; landslides; mudslides; earthquakes; extreme cold or freezing weather; lightning, civil disturbances; failure to prevent or settle any strike; fire; explosions; breakdown or failure or accident to Plant machinery, method of transport or line of pipe, or the order of any court or governmental authority having jurisdiction. The settlement of strikes and lockouts shall be entirely within the discretion of the party experiencing such.

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        Such causes preventing in whole or in part the performance under this Sales Agreement by a party, however, shall not relieve such party of liability to the extent such causes are the result of the negligence of such party or in the event of its failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve either party from its obligations to make payments of amounts then due in respect of Feedstock Gas and/or LNG already delivered. For the avoidance of doubt, should WILLIAMS provision of services or supply of LNG depend in whole or in part upon production from a Plant which is damaged or destroyed, WILLIAMS shall not be obliged to repair or rebuild such Plant in order to fulfill the terms of this Sales Agreement. The party claiming relief under this Section A.8.6 shall promptly notify the other party in writing of the event preventing its performance.

        Section A.8.7    Audit. WILLIAMS and Clean Energy shall each preserve all records pertaining to this Sales Agreement, including all test and measurement data and charts, including all test equipment calibration records for a period of at least two (2) years, or longer as shall be required under law or regulation. Each party, or its designated representative shall have access to the books and records of the other party upon reasonable notice during regular business hours to the extent such records are applicable to the quality, measurement, billing, pricing, and quantities of LNG Delivered hereunder.

        Section A.8.8    Confidentiality. WILLIAMS and Clean Energy, and their respective employees, agents, officers, directors, and attorneys shall keep terms of this Sales Agreement confidential. However, either party may disclose the terms of this Sales Agreement, without prior permission to either party, to the following persons in the following circumstances:

          (a)   To financial institutions requiring such disclosure as a condition precedent to making or renewing a loan,

          (b)   To regulatory bodies, including Taxing authorities with jurisdiction over part or all of the subject matter of this Sales Agreement, and to the other Persons to whom disclosure is required by such regulatory bodies.

          (c)   To courts or other tribunals having jurisdiction and requiring such disclosure, and to other Persons to whom disclosure is required by such courts or other tribunals.

          (d)   To independent certified public accountants for purposes of obtaining financial audit.

          (e)   As required by subpoena or other legal discovery processes.

        Under no circumstances shall any documents memorializing the substance of this Sales Agreement be disclosed or released to any other third parties, including any newspaper, magazine or other publication, absent mutual agreement of WILLIAMS and Clean Energy.

        Section A.8.9    Relationship of the Parties. WILLIAMS is selling LNG to Clean Energy. By entering into this Sales Agreement, the parties do not intend to create an agency, partnership, joint venture, or distributorship relationship.

        Section A.8.10    Insurance. Except as set forth in Section A.8.11 below, Clean Energy and WILLIAMS shall maintain in force and effect throughout the term of this Sales Agreement, insurance coverage, as described in this Section A.8.10, with insurance companies acceptable to either party whose acceptance shall not be unreasonably withheld. If either party violates this provision, the other party may, at its option and without prejudice to its other legal rights, terminate this Sales Agreement upon reasonable notice. The limits set forth below are minimum limits and shall not be construed to limit either party's liability. All costs and deductible amounts will be for the sole account of each party for maintaining its own coverage.

          (a)   Worker's Compensation Insurance, complying with the laws of any state having jurisdiction over each employee, and employer's liability insurance with limits of $1,000,000 for each accident, $1,000,000 for each disease for each employee, and a $1,000,000 disease policy limit. If any services, or any transactions contemplated hereunder (including, but not limited to, the production, Delivery, sale, use and/or consumption of LNG) are to be made under this Sales Agreement in the state of Nevada, North Dakota, Ohio, Washington, Wyoming, or West Virginia, each party shall participate in appropriate state funds to cover all eligible employees and shall provide a stop gap endorsement.

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          (b)   Commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of $1,000,000 for each occurrence, and annual aggregates of $1,000,000 for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and the explosion exclusion shall be deleted.

          (c)   Automobile liability insurance with a combined single limit of $1,000,000 for each accident for bodily injury and property damage, to include coverage for all owned, non-owned, and hired vehicles.

          (d)   Excess or umbrella liability insurance with a combined single limit of $1,000,000 for each occurrence, and annual aggregates of $1,000,000 for bodily injury and property damage covering the excess of employer's liability insurance and the insurance set forth in this Section A.8.10 (b) and (c) above.

          In each of the policies described in this Section A.8.10, each party agrees to waive, and will require each of its insurers to waive any rights of subrogation or recovery it may have against the other party, their parents, subsidiaries, or affiliated companies to the extent of the indemnity obligations in Section A.5.1 and Section A.5.2. Each party shall name the other party as an additional insured under the policies described in Section A.8.10 (b) through (d) above to the extent of the indemnity obligations in Section A.5.1 and Section A.5.2.

        The policies described in Section A.8.10 (b) through (d) above will include the following amendment. "This insurance is primary insurance with respect to WILLIAMS, its parents, subsidiaries and affiliated companies, and any other insurance maintained by WILLIAMS, its parents, subsidiaries, or affiliated companies is excess and not contributory with this insurance", but only to the extent of liabilities of the Clean Energy not otherwise indemnified under this Agreement and for any indemnities assumed by Clean Energy under this Agreement.

        Non-renewal or cancellation of policies described in this Section A.8.10 shall be effective only after WILLIAMS shall have received thirty (30) days prior written notice of such non-renewal or cancellation. Prior to the creation of any obligation on the part of WILLIAMS to Deliver any LNG hereunder, Clean Energy shall provide WILLIAMS with certificates of insurance on an Accord 25 or 25S form evidencing the existence of the insurance coverage required in this Section A.8.10.

        In the event of a loss or claim arising out of or in connection with this Sales Agreement, Clean Energy agrees, upon request of WILLIAMS, to submit the original or a certified copy of its insurance policies for inspection by WILLIAMS. WILLIAMS shall not insure or be responsible for any loss or damage of any kind, regardless of cause, to property, including loss of use thereof, whether owned, leased, or borrowed by Clean Energy, or Clean Energy's employees, servants, agents, or Clean Energy's customers.

        Section A.8.11    Self-Insurance. Clean Energy may self-insure for any of the coverage requested herein provided Clean Energy has an investment grade credit rating. In the event of self-insurance, the following conditions shall apply: (1) Such self-insurance program shall provide levels of coverage that are equivalent to or greater than the amounts required by this article either by itself or in combination with any insurance policies that might be purchased. (2) Coverage provided by such self-insurance shall be as broad as or broader than the most current ISO forms(s) issued for like or same coverage. (3) Clean Energy can provide reasonable proof that it has made adequate financial arrangements to fund such self-insurance program. (4) Such self-insurance is permitted by any applicable law. (5) Such self-insurance shall comply with all the "additional insured" and "waiver of subrogation or recovery" terms and conditions in this article as if insurance policies had been issued.

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        Section A.8.12    Equal Opportunity. This Agreement hereby incorporates by reference to the same extent and with the same force and effect as if set forth herein in full, the provisions of, as amended, (a) Section A.202 of Executive order 11246 and Title 41 CFR Section 60-1.4 prohibiting discrimination against any employee or applicant on the basis of race, color, religion, sex or national origin; (b) 29 U.S.C. Section 701 and 41 CFR Section 60-741.4, requiring contractors to take affirmative action in the employment and advancement of qualified handicapped individuals; (c) 38 U.S.C. Section 2021 41 CFR Section 60-250.4, requiring contractors to take affirmative action in the employment and advancement of qualified disabled veterans and veterans of the Vietnam era; and (d) Executive Order 11625 providing for the participation of minority business enterprises in governmental procurement at both the prime and subcontract level.

        Section A.8.13    Agreement of the Parties. This Sales Agreement contains the entire agreement of WILLIAMS and Clean Energy and supersedes all prior understanding or agreements whether oral or written between the parties, with respect to the matters addressed herein. This Sales Agreement shall be amended only by an instrument in writing signed by both parties hereto.

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  Exhibit 10.18